Exhibit i.(i)

October 29, 2012

The James Advantage Funds

1290 Broadway

Suite 1100

Denver, CO 80203

Re:        The James Advantage Funds, File Nos. 333-37277 and 811-08411

Ladies and Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 23 to The James Advantage Funds’ Registration Statement (the “Registration Statement”). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 29 to the Registration Statement (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP